Exhibit 99.1

MCBC Holdings, Inc. Reports Fiscal 2018 Fourth Quarter and Full-Year Results

Company Delivers Strong Top- and Bottom-line Gains

VONORE, Tenn. – September 6, 2018 – MCBC Holdings, Inc. (NASDAQ: MCFT), the parent entity of MasterCraft Boat Company, LLC (“MasterCraft”), and NauticStar, LLC (“NauticStar”), today announced financial results for its fiscal 2018 fourth quarter and full year ended June 30, 2018.

Highlights:

•

Net sales for the fourth quarter increased to $95.4 million, up 63.6 percent from $58.3 million in the prior-year period due to improvements in MasterCraft’s core business and the inclusion of NauticStar. Net sales for the fiscal year rose to $332.7 million, up from $228.6 million.

•

Gross profit for the fourth quarter increased to $27.9 million, a 69.5 percent gain from $16.5 million in the prior-year period. Gross profit for the fiscal year rose to $90.4 million, up from $63.5 million.

•

Fourth quarter gross margin grew 100 basis points to 29.2 percent, from 28.2 percent in the prior-year period. MasterCraft’s standalone margin increase, mainly from a favorable product mix, was partially offset by the inclusion of NauticStar. Fiscal year gross margin decreased 60 basis points, primarily due to the impact of NauticStar.

•	Net income totaled $13.1 million for the 2018 fourth quarter, a gain of $6.8 million, or 108.1 percent, from the prior-year period. Fiscal year net income rose $20.1 million to $39.7 million.
•

Fourth quarter diluted earnings per share increased by $0.36, or 105.9 percent to $0.70, up from $0.34 in the prior-year period. Fiscal year diluted earnings per share grew to $2.12, versus $1.05 in fiscal 2017.

•	Adjusted EBITDA, a non-GAAP measure, increased 71.9 percent to $19.8 million from $11.5 million in the prior-year fourth quarter. Fiscal year Adjusted EBITDA rose to $64.0 million from $43.5 million.
•

Adjusted EBITDA margin, a non-GAAP measure, rose 100 basis points to 20.8 percent, from 19.8 percent in the prior-year fourth quarter. Adjusted EBITDA margin for the fiscal year increased 20 basis points to 19.2 percent, from 19.0 percent.

•

Fourth quarter fully diluted Adjusted Net Income per share, a non-GAAP measure, grew $0.31, an 88.6 percent increase, to $0.66, up from $0.35 in the prior-year period. Fiscal year 2018 fully diluted Adjusted Net Income per share increased $0.79, to $2.09, versus $1.30 in fiscal 2017.

•	During the year, the company’s strong cash flow enabled debt repayments of $39.3 million, which represents almost half of the $80 million borrowed for the purchase of NauticStar.

Terry McNew, MCBC Holdings, Inc. President and Chief Executive Officer, commented, “We ended fiscal 2018 delivering record sales and net income for both the fourth quarter and fiscal year. Continued growth in retail demand and our unwavering focus on operational efficiency drove results. Moreover, our strong cash management practices enabled us to significantly reduce our total debt.”

Fourth Quarter Results

Net sales for the fourth quarter ended June 30, 2018 rose 63.6 percent, or $37.1 million, to $95.4 million, compared to $58.3 million for the year ago fourth quarter. The inclusion of NauticStar represented $21.7 million, or 37.1 percent, of the increase while Mastercraft grew $15.4 million, or 26.5 percent. The MasterCraft increase stemmed from an increase in sales volume, favorable product mix and price increases.

Fourth quarter gross profit increased $11.4 million, or 69.5 percent, to $27.9 million, compared to $16.5 million for the prior-year period. MasterCraft contributed $7.6 million of the increase primarily due to growth in MasterCraft unit sales volume, a favorable product mix, lower warranty costs and reduced retail rebate activity. The inclusion of NauticStar contributed $3.8 million to the increase in gross profit. Gross margin increased to 29.2 percent for the fiscal fourth quarter, compared to 28.2 percent for the year earlier fourth quarter.

Said McNew, “Retail activity with regard to MasterCraft strengthened throughout fiscal 2018, resulting in improved dealer inventory turns and the largest June retail sales in MasterCraft’s history. This sets the stage for continuing healthy dealer inventory levels and activity in fiscal 2019. At NauticStar we have added nearly 20 dealer locations since the beginning of calendar year 2018 and are excited about driving growth and looking forward to working with our strong dealer network to maximize their opportunities over the coming year.”

Selling and marketing expense increased $0.8 million, or 38.0 percent, to $3.0 million for the fourth quarter ended June 30, 2018, compared to $2.2 million for the year earlier period. This increase resulted mainly from the inclusion of NauticStar, which added $0.6 million in selling and marketing expenses.

Fourth quarter general and administrative expense increased by $1.7 million, or 46.9 percent, to $5.4 million, compared to $3.7 million for the prior-year period. This increase resulted mainly from the inclusion of NauticStar, a litigation settlement charge, startup costs for a new brand in a different boat segment and higher compensation costs. General and administrative expense, as a percentage of net sales, decreased by 70 basis points to 5.6 percent, compared to 6.3 percent for the prior-year period. This favorable impact resulted from leverage experienced through significant net sales increases compared to lower increases in general and administrative expenses.

Fourth quarter net income totaled $13.1 million, versus $6.3 million for the year-earlier period driven by the inclusion of NauticStar, lower warranty costs, reduced retail rebate activity and reduced tax rates from the enactment of the Tax Cuts and Jobs Act. Adjusted Net Income of $12.4 million, or $0.66 per share, on a fully diluted, weighted average share count of 18.8 million shares, was computed using the company’s estimated annual effective tax rate of approximately 29 percent. This compares to Adjusted Net Income of

$6.5 million, or $0.35 per fully diluted share, in the prior-year period. Due to the Tax Cuts and Jobs Act, MasterCraft’s annual effective tax rate for fiscal 2019 is expected to decline to approximately 24 percent.

Adjusted EBITDA was $19.8 million for the fourth quarter, compared to $11.5 million in the prior-year period. Adjusted EBITDA margin was 20.8 percent, up from 19.8 percent in the fiscal 2017 fourth quarter. See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Net Income to the most directly comparable financial measures presented in accordance with GAAP.

Fiscal 2018 Results

Net sales for the fiscal year increased 45.5 percent, or $104.1 million, to $332.7 million from $228.6 million in the prior year. The inclusion of NauticStar represented $66.4 million, or 29.0 percent, of the increase while Mastercraft grew $37.7 million, or 16.5 percent. The MasterCraft increase stemmed from an increase in sales volume, reduced retail rebate activity, favorable product mix and price increases.

Fiscal year gross profit increased $26.9 million, or 42.4 percent, to $90.4 million, compared to $63.5 million for fiscal 2017. MasterCraft contributed $14.6 million to the gain primarily due to growth in MasterCraft unit sales volume, lower warranty costs and reduced retail rebate activity. The inclusion of NauticStar contributed $12.3 million to the increase in gross profit. Gross margin decreased to 27.2 percent for fiscal 2018, versus 27.8 percent for fiscal 2017. The decrease was primarily due to inclusion of the dilutive effect of NauticStar’s gross margin.

Selling and marketing expense increased $3.6 million, or 38.7 percent, to $13.0 million for fiscal 2018, compared to $9.4 million for the prior year. This increase resulted from the inclusion of NauticStar, which added $1.9 million in selling and marketing expenses, a rise in dealer meeting and training costs, higher compensation expense and an increase in promotional activities.

General and administrative expense decreased by $0.7 million, or 3.4 percent, to $19.8 million for fiscal 2018, compared to $20.5 million for fiscal 2017. This resulted mainly from a decrease of $5.9 million in patent litigation costs, partially offset by the inclusion of NauticStar, which increased general and administrative expenses by $2.2 million, and $1.7 million increase for costs associated with the NauticStar acquisition and $0.6 million related to startup costs for a new brand in a different boat segment. General and administrative expense, as a percentage of net sales, decreased by 310 basis points to 5.9 percent, compared to 9.0 percent for the prior-year period.

Net income totaled $39.7 million for the fiscal year, up from $19.6 million in fiscal 2017, which was driven by the inclusion of NauticStar, reduced retail rebate activity, lower warranty costs and reduced tax rates from the enactment of the Tax Cuts and Jobs Act. Adjusted Net Income totaled $39.4 million, or $2.09 per share, for fiscal 2018, on a fully diluted, weighted average share count of 18.8 million shares, and was computed using the company’s estimated normalized annual effective tax rate of approximately 29 percent. This compares with Adjusted Net Income of $24.3 million, or $1.30 per share, in fiscal 2017.

Fiscal year 2018 Adjusted EBITDA was $64.0 million, compared to $43.5 million in fiscal 2017. Adjusted EBITDA margin was 19.2 percent, up from 19.0 percent in the prior year. See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Net Income to the most directly comparable financial measures presented in accordance with GAAP.

Market Milestones

NauticStar

Said McNew, “We’re nearing our one-year anniversary of welcoming NauticStar to the MasterCraft family. In that time, we’ve leveraged our industry-leading strengths in operational excellence and financial management to further improve NauticStar’s output, quality and margin. Daily production volume is up and we’ve made strides in improving both safety and quality. In fiscal 2019, we look forward to building on the operational and financial improvements begun over the past nine months, while executing additional dealer network expansion and new product development strategies to drive further market share in the high-growth fiberglass outboard category.”

MasterCraft

Since the beginning of our fiscal 2018 year, we have continued to be at the forefront of product introductions and innovation in the performance sport boat category, as exemplified by our recent introduction of the X24 model, and our previously released XT25, XStar, and XT22 models. MasterCraft engineers put surf science into motion with the X24, starting with a new surf-specific hull design that, when equipped with up to 4,300 lbs. of ballast and the Gen 2 Surf System, creates the industry’s largest wake that is perfectly sculpted and customized through MasterCraft technology.

New wake-specific technologies work in concert on the X24 to operationally speed up the boat’s wake-specific functions. A premium 2018 feature, the new FastFill Ballast System, speeds time to towing by filling the X24’s ballast tanks in under three minutes. Once full, the X24 debuts the new Switchback Ballast Tank that instantly shifts ballast from side-to-side to suit the rider’s preference.

The X24 has room for 18 passengers and was thoughtfully designed with new surf-friendly storage features that allow friends and families to have more people, gear and fun on the water. The X24’s Pickle Fork bow and U-shaped seating layout create a spacious and comfortable configuration for spectating and lounging. Optional transom lounge and reserve seating scenarios create more options for owners to customize their interior. Storage on the X24 is considerable at 106 cubic feet, including storage compartments above the ballast tanks.

“With the X23 and iconic XStar setting the bar for wakeboarding, surf and performance, it was tough to outdo ourselves. But we delivered,” said McNew. “With the new X24, we’ve created an exceptional wakesurfing experience while providing the ultimate in on-the-water durability, reliability and performance.”

Outlook

Said McNew, “Financially, operationally and on the new product development front, we delivered strong performance in fiscal 2018, which gives us confidence in our ability to execute again in fiscal 2019. Looking ahead, we remain steadfast in our strategy of driving sustainable, profitable growth through the development of new and innovative products, strengthening our dealer network, driving margin expansion through operational excellence and capturing additional market share from adjacent boating categories, both organically and through acquisitions.”

For full fiscal year-end June 30, 2019 guidance, MCBC Holdings now expects net sales percentage growth to be up in the low- teens. Adjusted EBITDA margins are expected to be in the mid-18 percent range. Adjusted EPS is expected to grow in the high-teens. The guidance above is adjusted for startup costs of approximately $2.5 million associated with a completely new boat brand in a segment of the market neither MasterCraft nor NauticStar currently serves.

For the first fiscal quarter ending in September net sales percentage growth is expected to be in the high thirty percent range with Adjusted EBITDA margins in the mid-sixteen percent range. Adjusted EPS percentage growth is expected to be in the mid-teens. Recall NauticStar was acquired during our fiscal second quarter last year.

Conference Call and Webcast Information

MCBC Holdings, Inc. will host a live conference call and webcast to discuss fiscal Fourth quarter results today, September 6, 2018, at 5:00 p.m. ET. To access the call, dial (800) 219-6861 (domestic) or (574) 990-1024 (international) and provide the operator with the conference ID 9893806. Please dial in at least 10 minutes prior to the call. To access the live webcast, go to the investor section of the company’s website, www.mastercraft.com, on the day of the conference call and click on the webcast icon.

For an audio replay of the conference call, dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter audience passcode 9893806. The audio replay will be available beginning at 8 p.m. ET on Thursday, September 6, 2018, through 11:59 p.m. ET on Thursday, September 20, 2018.

About MCBC Holdings, Inc.

Headquartered in Vonore, Tenn., MCBC Holdings, Inc. (NASDAQ: MCFT) is the parent entity of MasterCraft and NauticStar.

About MasterCraft

MasterCraft is a world-renowned innovator, designer, manufacturer and marketer of premium performance sport boats. Founded in 1968, the company has cultivated its iconic brand image through a rich history of industry-leading innovation, and more than four decades after the original MasterCraft made its debut the company’s goal remains the same – to continue building the world’s best ski, wakeboard, wakesurf and luxury performance powerboats. For more information, visit www.mastercraft.com.

About NauticStar

Founded in 2002, NauticStar is located on 17 acres in Amory, Mississippi. With more than 200,000 square feet of manufacturing floor space, NauticStar is one of the top producers of high quality bay boats, deck boats and offshore center console boats from 18 to 28 feet. Professional and sport fishermen, recreational and pleasure boating enthusiasts appreciate the many standard and available features that are offered by NauticStar for a customized fit for their lifestyle. For more information on NauticStar, visit www.NauticStarBoats.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning an exciting pipeline of launches; our ability to continue our operating momentum, capture additional market share and deliver continued growth; expectations regarding driving margin expansion, sales increases and organic growth; our fiscal 2019 outlook and key growth initiatives; the anticipated impact of the Tax Cuts and Jobs Act; and our anticipated financial performance for fiscal 2019.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including general economic conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, the successful integration of NauticStar, LLC into our business, recent changes to U.S. federal income tax law, the overall impact and interpretation of which remain uncertain, and the successful introduction of our new products. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017, filed with the Securities and Exchange Commission (the “SEC”) on September 7, 2017, in our Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 2017, filed with the SEC on November 13, 2017 and our other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement MasterCraft’s condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), the company uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables immediately following the condensed consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for MasterCraft's financial results prepared in accordance with GAAP.

Contacts:

Tim Oxley

Chief Financial Officer

(423) 884-2221

Tim.Oxley@mastercraft.com

Matt Sullivan

(612) 455-1709

Matt.Sullivan@padillaco.com

Results of Operations for the Fourth Quarter and Fiscal Year Ended June 30, 2018

MCBC HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in thousands, except share and per share data)

	Fourth Quarter Ended		Fiscal Year Ended
	June 30,	June 30,	June 30,	June 30,
	2018	2017	2018	2017

Net sales	$95,430	$58,325	$332,725	$228,634
Cost of sales	67,545	41,869	242,361	165,158
Gross profit	27,885	16,456	90,364	63,476
Operating expenses:
Selling and marketing	3,042	2,204	13,011	9,380
General and administrative	5,385	3,666	19,773	20,474
Amortization of intangible assets	520	27	1,597	107
Total operating expenses	8,947	5,897	34,381	29,961
Operating income	18,938	10,559	55,983	33,515
Other expense:
Interest expense	947	538	3,474	2,222
Income before income tax expense	17,991	10,021	52,509	31,293
Income tax expense	4,847	3,706	12,856	11,723
Net income	$13,144	$6,315	$39,653	$19,570

Earnings per common share:
Basic	$0.71	$0.34	$2.13	$1.05
Diluted	$0.70	$0.34	$2.12	$1.05
Weighted average shares used for computation of:
Basic earnings per share	18,622,154	18,593,501	18,619,793	18,592,885
Diluted earnings per share	18,740,723	18,659,246	18,714,531	18,620,708

MCBC HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share data)

	June 30,	June 30,
	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,909	$4,038
Accounts receivable — net of allowances of $51 and $82, respectively	5,515	3,500
Inventories — net	20,467	11,676
Prepaid expenses and other current assets	3,295	2,438
Total current assets	37,186	21,652
Property, plant and equipment — net	22,265	14,827
Intangible assets — net	51,046	16,643
Goodwill	65,792	29,593
Deferred debt issuance costs — net	383	481
Other	252	125
Total assets	$176,924	$83,321
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$17,266	$11,008
Income tax payable	705	780
Accrued expenses and other current liabilities	27,866	21,410
Current portion of long term debt, net of unamortized debt issuance costs	5,069	3,687
Total current liabilities	50,906	36,885
Long term debt, net of unamortized debt issuance costs	70,087	30,790
Deferred income taxes	1,427	953
Unrecognized tax positions	1,982	2,932
Total liabilities	124,402	71,560
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 18,682,338 shares at June 30, 2018 and 18,637,445 shares at June 30, 2017	187	186
Additional paid-in capital	114,052	112,945
Accumulated deficit	(61,717)	(101,370)
Total stockholders' equity	52,522	11,761
Total liabilities and stockholders' equity	$176,924	$83,321

Supplemental Operating Data

The following table sets forth certain supplemental operating data for the periods indicated:

	Fourth Quarter Ended			Fiscal Year Ended
	June 30,	June 30,	%	June 30,	June 30,	%
	2018	2017	Variance	2018	2017	Variance
	(Dollars in thousands)
Unit volume:
MasterCraft	814	700	16.3%	3,068	2,790	10.0%
NauticStar	533	—		1,687	—
MasterCraft sales	$73,774	$58,325	26.5%	$266,319	$228,634	16.5%
NauticStar sales	$21,656	$—		$66,406	$—
Consolidated sales	$95,430	$58,325	63.6%	$332,725	$228,634	45.5%
Per Unit:
MasterCraft sales	$91	$83	8.8%	$87	$82	5.9%
NauticStar sales	$41	$—		$39	$—
Consolidated sales	$71	$83	(15.0)%	$70	$82	(14.6)%
Gross margin	29.2%	28.2%		27.2%	27.8%

Non-GAAP Measures

We define EBITDA as earnings before interest expense, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges and other items that we do not consider to be indicative of our ongoing operations, including fees and expenses associated with our follow-on offering, transaction expenses associated with the acquisition of NauticStar, acquisition related inventory step up adjustment, our stock-based compensation, out-of-period adjustment to correct of an immaterial error related to our warranty reserve and new brand startup costs. We define Adjusted Net Income as net income adjusted to eliminate certain non-cash charges and other items that we do not consider to be indicative of our ongoing operations, including fees and expenses associated with our follow-on offering, transaction expenses associated with the acquisition of NauticStar, acquisition related inventory step up adjustment, our stock-based compensation, out-of-period adjustment to correct of an immaterial error related to our warranty reserve, new brand startup costs and an adjustment for income tax expense at a normalized annual effective tax rate.  We define Adjusted EBITDA margin as Adjusted EBITDA expressed as a percentage of net sales. Adjusted EBITDA, Adjusted Net Income and Adjusted EBITDA margin are not measures of net income or operating income as determined under accounting principles generally accepted in the United States, which we refer to as GAAP. Adjusted EBITDA and Adjusted Net Income are not measures of performance in accordance with GAAP and should not be considered as an alternative to net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow for management’s discretionary use. We believe that the inclusion of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Net Income is appropriate to provide additional information to investors because securities analysts, noteholders and other investors use these non-GAAP financial measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted Net Income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP alone measures.  We believe Adjusted Net Income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash items and items not indicative of our ongoing operations. Adjusted EBITDA and Adjusted Net Income have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA does not reflect our tax expense or any cash requirements to pay income taxes;
•	Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•

Adjusted Net Income and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our ongoing operations but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of Adjusted EBITDA and Adjusted Net Income may not be comparable to similarly titled measures of other companies, including companies in our industry.

Furthermore, certain non-GAAP financial measures presented in this release have been provided for comparison purposes only and these non-GAAP financial measures may change in the future based on our calculations and forecasts regarding the interpretation of certain recent changes to U.S. federal income tax law and anticipated impacts on our financial results.

The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA for the periods indicated:

	Fourth Quarter Ended		Fiscal Year Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
	(Dollars in thousands)
Net income	$13,144	$6,315	$39,653	$19,570
Income tax expense	4,847	3,706	12,856	11,723
Interest expense	947	538	3,474	2,222
Depreciation and amortization	1,421	789	5,086	3,231
EBITDA	20,359	11,348	61,069	36,746
Transaction expense(a)	11	8	1,744	71
Inventory step-up adjustment – acquisition related(b)	—	—	501	—
Litigation charge(c)	—	—	—	5,948
Warranty adjustment(d)	(1,033)	—	(1,033)	—
New brand startup costs(e)	204	—	561	—
Stock-based compensation	305	191	1,186	711
Adjusted EBITDA	$19,846	$11,547	$64,028	$43,476
Adjusted EBITDA margin(f)	20.8%	19.8%	19.2%	19.0%

(a)	Represents fees, expenses and integration costs associated with our acquisition of NauticStar and our follow-on offering and secondary offering in the prior-year period.
(b)	Represents post-acquisition adjustment to cost of goods sold for the fair value step up of inventory acquired all of which was sold during the second quarter of fiscal 2018.
(c)	Represents legal and advisory fees for our litigation with Malibu Boats, LLC for fiscal 2017, which includes settling the Malibu patent case.
(d)	Represents an out-of-period adjustment to correct an immaterial error related to our warranty accrual calculation identified during the fiscal year ended June 30, 2018.
(e)

Represents startup costs associated with a completely new boat brand in a segment of the market neither MasterCraft nor NauticStar serves. For the fiscal year ended June 30, 2018, includes $19, $85 and $253 of charges incurred in the first, second and third quarters of fiscal 2018, respectively.

(f)	We define Adjusted EBITDA margin as Adjusted EBITDA expressed as a percentage of net sales.

The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted Net Income for the periods indicated:

	Fourth Quarter Ended		Fiscal Year Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
	(Dollars in thousands, except for share and per share amounts)
Net income	$13,144	$6,315	$39,653	$19,570
Income tax expense	4,847	3,706	12,856	11,723
Transaction expense(a)	11	8	1,744	71
Inventory step-up adjustment – acquisition related(b)	—	—	501	—
Litigation charge(c)	—	—	—	5,948
Warranty adjustment(d)	(1,033)	—	(1,033)	—
New brand startup costs(e)	204	—	561	—
Stock-based compensation	305	191	1,186	711
Adjusted Net Income before income taxes(f)	17,478	10,220	55,468	38,023
Adjusted income tax expense(g)	5,069	3,679	16,086	13,688
Adjusted Net Income	$12,409	$6,541	$39,382	$24,335

Pro-forma Adjusted net income per common share
Basic	$0.67	$0.35	$2.11	$1.31
Diluted	$0.66	$0.35	$2.09	$1.30
Pro-forma weighted average shares used for the computation of:
Basic Adjusted net income per share(h)	18,639,028	18,611,028	18,625,769	18,597,357
Diluted Adjusted net income per share(h)	18,807,100	18,730,717	18,800,236	18,711,089
(a)	Represents fees, expenses and integration costs associated with our acquisition of NauticStar and our follow-on offering and secondary offering in the prior-year period.
(b)	Represents post-acquisition adjustment to cost of goods sold for the fair value step up of inventory acquired all of which was sold during the second quarter of fiscal 2018.
(c)	Represents legal and advisory fees for our litigation with Malibu Boats, LLC for fiscal 2017, which includes settling the Malibu patent case.
(d)	Represents an out-of-period adjustment to correct an immaterial error related to our warranty accrual calculation identified during the fiscal year ended June 30, 2018.
(e)

Represents startup costs associated with a completely new boat brand in a segment of the market neither MasterCraft nor NauticStar serves. For the fiscal year ended June 30, 2018, includes $19, $85 and $253 of charges incurred in the first, second and third quarters of fiscal 2018, respectively.

(f)

Prior periods presented exclude amortization charges for acquired intangible assets incurred during the fourth quarter of fiscal 2018 and the year to date period of $0.5 million and $1.5 million, respectively.

(g)

Reflects income tax expense at an estimated annual effective income tax rate of 29% for all current-year periods presented and 36% for all prior-year periods presented. We expect our estimated annual effective income tax rate to be reduced to about 24% for fiscal 2019.

(h)

The weighted average shares used for computation of pro-forma diluted earnings per common share gives effect to 42,233 shares of restricted stock awards, 67,134 performance stock units and 58,706 shares for the dilutive effect of stock options. The average of the prior quarters is used for computation of the fiscal year ended periods.

The following table shows the reconciliation of diluted net income per share to  diluted Adjusted Net Income per share for the periods presented:

	Fourth Quarter Ended		Fiscal Year Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net income per diluted share	$0.70	$0.34	$2.12	$1.05
Impact of adjustments:
Income tax expense	0.26	0.20	0.69	0.63
Transaction expense(a)	—	—	0.09	—
Inventory step-up adjustment – acquisition related(b)	—	—	0.03	—
Litigation charge(c)	—	—	—	0.32
Warranty adjustment(d)	(0.06)	—	(0.06)	—
New brand startup costs(e)	0.01	—	0.03	—
Stock-based compensation	0.02	0.01	0.06	0.04
Net income per diluted share before income taxes(f)	0.93	0.55	2.96	2.04
Impact of adjusted income tax expense on net income per diluted share before income taxes(g)	(0.27)	(0.20)	(0.86)	(0.73)
Impact of increased share count(h)	—	—	(0.01)	(0.01)
Adjusted Net Income per diluted pro-forma weighted average share	0.66	0.35	2.09	1.30

(a)	Represents fees, expenses and integration costs associated with our acquisition of NauticStar and our follow-on offering and secondary offering in the prior-year period.
(b)	Represents post-acquisition adjustment to cost of goods sold for the fair value step up of inventory acquired all of which was sold during the second quarter of fiscal 2018.
(c)	Represents legal and advisory fees for our litigation with Malibu Boats, LLC for fiscal 2017, which includes settling the Malibu patent case.
(d)	Represents an out-of-period adjustment to correct an immaterial error related to our warranty accrual calculation identified during the fiscal year ended June 30, 2018.
(e)

Represents startup costs associated with a completely new boat brand in a segment of the market neither MasterCraft nor NauticStar serves. For the fiscal year ended June 30, 2018, includes $19, $85 and $253 of charges incurred in the first, second and third quarters of fiscal 2018, respectively.

(f)

Prior periods presented exclude amortization charges for acquired intangible assets incurred during the fourth quarter of fiscal 2018 and the year to date period of $0.5 million and $1.5 million, respectively.

(g)

Reflects income tax expense at an estimated annual effective income tax rate of 29% for all current-year periods presented and 36% for all prior-year periods presented. We expect our estimated annual effective income tax rate to be reduced to about 24% for fiscal 2019.

(h)

Reflects impact of increased share counts giving effect to the exchange of all restricted stock awards, the vesting of all performance stock units and for the dilutive effect of stock options included in outstanding shares.

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